EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL WITHDRAWS PLANS TO ACQUIRE ORIAM

     CLEVELAND, Ohio, January 28, 2003—DATATRAK International, Inc. (Nasdaq: DATA), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry, today announced it has withdrawn plans to acquire Oriam, SA of Paris, France. As previously announced on September 23, 2002, the closing of the transaction was contingent on raising adequate capital for this acquisition.

     The Company also announced that it has streamlined its cost structure resulting in savings of $1.2 million for 2003. With these reductions, the new breakeven point is approximately $9.5 million in revenue at current margins. The Company is continuing to review its new capital needs relative to anticipated contract volumes for 2003 resulting from multiple developing Enterprise Relationships.

     “Though not completing the Oriam transaction was disappointing in some respects, none of our large Enterprise Relationships are requiring the presence of clinical trial management capabilities in order to move forward with multiple contract awards”, stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “At this time, the inherent value of EDC alone is obviously enough for clinical trial sponsors to continue seeking the best solution on the market. The awarding last week of another $1.6 million in new business from existing customers underscores this observation. We have reduced our expenditures in areas unrelated to operational delivery, significantly lowering the level of revenue required to achieve profitability.”

     “Even without completing this acquisition, it is still possible to service customers who require the sharing of information from complementary software tools used in clinical trials”, continued Green. “When integration between and among applications is required, our operational team has been extremely successful at these implementations. We have a trial currently in production where DATATRAK EDC™ serves as the hub for integrating information from four different vendors. This integration has worked very well and the customer has ordered additional EDC trials. Therefore, customized integration is always an option. Our Data Unifyer™ technology will drastically simplify the integration challenges when applications are provided by multiple vendors. DATATRAK expects this technology to be commercially available in 2004.”

          About DATATRAK International

     DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC™ and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC™ was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC™ can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC™ software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 39 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 13 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC™ software; the development and fluctuations in the market for EDC technology; continued unreliability of the Internet infrastructure; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black
President and Chief Executive Officer	Chief Financial Officer
DATATRAK International, Inc.	DATATRAK International, Inc.
440/443-0082 x112	440/443-0082 x110

     Or

     RJ Falkner & Company, Inc., Investor Relations Counsel at 800-377-9893 or via e-mail at info@rjfalkner.com